EXHIBIT 10.14

EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT entered into at Stamford, Connecticut, this 1st day of October, 1999.

BY AND BETWEEN:

REPAP ENTERPRISES INC., a company duly incorporated under the laws of Canada, having its executive offices at 300 Atlantic Street, Suite 200, Stamford, Connecticut, 06901, herein acting and represented by Stephen C. Larson, duly authorized to act hereunder for the purposes of the present Agreement as he so declares;

(hereinafter the "Corporation")

AND	TERRY W. McBRIDE, business executive, having his address for the purposes of the present Agreement at 189 Brookwood Lane, New Canaan, Connecticut 06840

(hereinafter the "Executive")

     THE PARTIES DECLARE AS FOLLOWS:

     WHEREAS the Corporation wishes to enlist the Executive's services and the Executive wishes to offer his services to the Corporation, the whole in accordance with the conditions stipulated in the present Agreement;

     WHEREAS the Corporation considers the continuous maintenance of sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders;

     WHEREAS the Corporation recognizes that the possibility of a Change in Control or other circumstances may exist and that such possibility, and the uncertainty and questions which it may raise among the Corporation's management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders;

     WHEREAS the Corporation's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management employees to their assigned duties;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

ARTICLE 1
PREAMBLE

1.1  The preamble forms an integral part of this Agreement.

ARTICLE 2
DEFINITIONS

1.2  Definitions. For the purpose of this Agreement, or for the purposes of any notice or communication required hereunder, the words and expressions set out in Schedule A shall have the respective meanings, except where the context dictates otherwise as set out therein.

1.3  Gender. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.4  Headings. The insertion of headings is for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.5  Entire Agreement. This Agreement together with any instruments to be delivered pursuant hereto constitute the entire Agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, by or among the said parties in respect of such subject matter.

1.6  Amendment. No amendment hereto shall be binding unless expressly provided for in an instrument duly executed by both parties.

1.7  Waiver. No waiver by any party hereto, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver by such party of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver hereof, unless otherwise expressly provided in an instrument duly executed by the party or parties to be bound thereby.

1.8  Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of Connecticut.

ARTICLE 3
DURATION

1.9  This Agreement is hereby concluded for an indefinite term, effective as of the date hereof.

ARTICLE 4
DUTIES

1.10  As Vice-President, General Counsel and Corporate Secretary of the Corporation, the Executive's duties and responsibilities shall include, above and beyond those inherent to the Executive's office and normally pertaining to it, those compatible with the Executive's position and which the Chief Executive Officer (CEO) of the Corporation may delegate to him from time to time.

1.11  The Executive hereby agrees to execute such additional tasks as may be assigned to him by the Corporation from time to time, the whole in accordance with the directives of the CEO of the Corporation.

ARTICLE 5
LOYALTY

1.12  The Executive shall devote the whole of his working time, attention, skills and competence to the Corporation. The Executive shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the Corporation's legitimate interests for the duration of this Agreement.

1.13  The Executive shall not, during the term of this Agreement, on the Executive's own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business that is the same as, substantially similar to or in competition with the activities of the Corporation.

1.14  The Executive shall not be in default under this Article 5 by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of any corporation which is listed on a recognized stock exchange, the business of which corporation is the same, substantially similar to or in competition with the activities of the Corporation.

ARTICLE 6
PLACE OF WORK

1.15  The Executive's duties shall be carried out and performed at or from the Corporation's establishment located in the city of Stamford, Connecticut, although the Executive may be required by the Corporation to travel elsewhere from time to time.

ARTICLE 7
OTHER DUTIES

1.16  The Executive shall not engage in duties other than those provided for in this Agreement, nor be employed with respect, or in relation, to any Person other than the Corporation without the prior written consent of the Corporation.

1.17  Nothing herein shall prevent the Executive from undertaking charitable, community or recreational activities which are not in conflict with obligations hereunder and for which the Executive is not remunerated.

ARTICLE 8
CONFIDENTIALITY

1.18  General. The Executive agrees not to use, sell, circulate or otherwise distribute to any Person, or in any way disclose to any Person or to the public, any Confidential Information.

1.19  Permitted Uses. Notwithstanding the above, the Executive shall have the right to make use of Confidential Information as required in the performance of his duties with the Corporation provided the Executive shall at all times take necessary, useful and desirable measures to prevent the non-authorized use or disclosure of Confidential Information. Reproduction of Confidential Information shall be governed by the same principles.

1.20  Works. Any document or work assembled or composed by the Executive or the Corporation which contains Confidential Information shall constitute and be treated as Confidential Information. The Executive shall not publish or allow the publication of any material containing Confidential Information without the prior written consent of a duly authorized signing officer of the Corporation.

1.21  Property. Confidential Information and the documents, works, instruments or other medium containing Confidential Information shall remain the property of the Corporation and be returned to the Corporation upon request or at the latest immediately upon termination of the Executive's employment.

1.22  Governmental Request. Nothing in this Agreement shall prevent the disclosure of Confidential Information where such disclosure must be made in response to the formal request of a governmental body, agency or a court of law but the Executive shall inform the Corporation of such request immediately and prior to disclosure in order to allow the Corporation to take the appropriate measures to contest such request for disclosure if it so decides. The Executive shall fully cooperate with the Corporation in its efforts to contest such request for disclosure.

ARTICLE 9
SALARY

1.23  As Vice-President and General Counsel of the Corporation, the Executive shall receive an annual base compensation of gross U.S. $230,000, to be paid in monthly equal installments, less the applicable deductions at source. Such compensation shall be reviewed annually by the Corporation in accordance with its internal policies in effect from time to time.

ARTICLE 10
INCENTIVE PLANS

1.24  The Executive shall be eligible to receive payment pursuant to all bonus and incentive compensation plans in force and offered to key executives of the Corporation at the time, as may be modified by the Corporation at its sole discretion from time to time, in accordance with such plans.

ARTICLE 11
STOCK OPTIONS

1.25  The Corporation shall, subject to all regulatory approvals and filings, grant to the Executive during the course of this Agreement options to purchase five million (5,000,000) common shares (the "Stock Options") of the Corporation at a price equal to Cdn. $.235. Such options are to be fully vested on the date granted with an expiry date of August 30, 2007. The grant date shall be as soon as possible but no later than the first Board of Directors' meeting following the Executive's commencement of employment.

1.26  The Stock Options shall be granted subject to the terms and conditions set forth in the Corporation's applicable Stock Option Plan.

1.27  Unless otherwise terminated and expired in accordance with the terms hereof, the Stock Options shall expire and terminate at the close of business on August 30, 2007, as to such of the optioned shares in respect of which the options hereby granted have not then been exercised, and thereafter the Executive shall have no further rights in respect thereof.

1.28  The Stock Options shall be exercised by delivering to the Secretary of the Corporation:

           i.    a written notice signed by the Executive ("Option Notice") setting forth the number of Optioned Shares to be purchased (which shall not be greater than the number of Optioned Shares with respect to which the Executive is entitled to exercise options in accordance with the provisions of subparagraphs Error! Reference source not found. And;

          ii.    a certified check in the amount of the purchase price thereof.

1.29  Any such Option Notice must be received by the Secretary of the Corporation on or after the relevant vesting dates mentioned in section 11.1 above, and not before, and in any event, prior to the close of business on the Expiry Date .

ARTICLE 12
BENEFITS AND VACATION

1.30  The Senior Executive shall have the right to participate in all benefit programs and/or plans granted to key executives of the Corporation, the whole in accordance with the actual programs or plans that the Corporation may institute from time to time or as may otherwise be required under any applicable law. The Executive shall be granted five (5) weeks vacation annually in accordance with the Corporation's existing policy as amended from time to time.

ARTICLE 13
PENSION BENEFITS

1.32  The Executive shall be eligible to enroll in the Corporation Pension Plan and the Top Executive Supplemental Retirement Plan (the "Supplemental Plan"), the whole in accordance with the terms and conditions of any such plans.

ARTICLE 14
AUTOMOBILE

1.33  A company car shall be provided to the Executive and all reasonable and direct expenses relating thereto shall be reimbursed to the Executive by the Corporation, upon presentation of all receipts and other documentation in support thereof.

ARTICLE 15
TERMINATION OF THE AGREEMENT

1.34  The parties hereto acknowledge and expressly agree that the present Agreement may be terminated upon any one of the following eventualities:

     (a)   at any time, for Cause, on simple notice from the Corporation to the Executive, the whole without other notice or pay in lieu of notice or any indemnity whatsoever, except as may otherwise be required by applicable law; or

     (b)   upon thirty (30) days notice in writing from the Executive to the Corporation, specifying the intention of the Executive to resign; in which event, the Corporation shall only be obliged to pay to the Executive the remuneration hereunder for such remaining part of the period specified in the said notice and any accrued and unpaid vacation and earned but unpaid bonuses, as well as the amounts and benefits provided under Article 17.1(e), and the Corporation shall have no further obligations hereunder in the event of such resignation of the Executive; or

     (c)   in accordance with Article Error! Reference source not found., or

     (d)   in accordance with Article Error! Reference source not found., or

     (e)   upon the death or the Incapacity of the Executive.

ARTICLE 16
TERMINATION ALLOWANCE:
TERMINATION OF THE EXECUTIVE WITHOUT CAUSE

1.34  The Executive hereby acknowledges having received in advance from the Corporation an amount equivalent to one year's salary as payment in lieu of notice, in the event that his employment is terminated by the Corporation without Cause, and he hereby releases and forever discharges the Corporation for any claims in that regard. Moreover, the Executive shall receive, and the Corporation undertakes to pay to the Executive, his accrued salary, accrued vacation pay and earned but yet unpaid bonuses at the date of his termination of employment without Cause, as well as the amounts and benefits provided under Article 17.1(e) below.

1.35  The Executive hereby recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of this Agreement, above and beyond those specifically provided for herein.

1.36  The Executive hereby undertakes to grant the Corporation a full and satisfactory release upon receipt of the last payment due to the Executive in accordance with this Article 16.

1.37  Nothing in this Article 16 shall affect the Executive's rights pursuant to Article 17 below.

ARTICLE 17
CHANGE IN CONTROL

1.38  In the event that a Change of Control occurs during the term of the Executive's employment with the Corporation, and the Executive's employment is thereafter terminated:

     (a)   by the Corporation without Cause within a period of twenty-four (24) months after the Change in Control other than for death, disability or voluntary retirement at normal retirement age; or

     (b)   by the Executive for Good Reason, upon thirty (30) days notice, within a period of twenty-four (24) months after the Change in Control,

      the Executive shall be entitled to the benefits provided below:

     (c)   Base Salary. The Corporation shall pay the Executive in cash as soon as practical, but not later than thirty (30) days following the date of termination, his full gross salary until the date of termination at the rate in effect at the time of termination plus the amounts, if any, owed to the Executive for bonuses earned but not paid;

     (d)   Indemnity. In consideration of the Executive agreeing to continue to be employed by the Corporation and in lieu of any further compensation payments to the Executive for periods subsequent to the date of termination, the Corporation shall pay to the Executive a lump sum indemnity (the "Indemnity") equal to one time the Executive's current annual salary preceding the Change in Control. The indemnity shall be paid to the Executive in cash as soon as practical, but no later than thirty (30) days following the date of termination;

     (e)   Other Termination Benefits. The Executive shall be entitled to receive the following payments and benefits:

(i)

a lump sum payment equal to the present value, as of the date of termination, of the Corporation's cost of providing coverage under any life insurance policy on the Executive's life in force immediately prior to the date of termination for a period of three (3) years from the date of termination;

(ii)

entitlement, for a period of three (3) years following the date of  termination, to the Corporation's medical, dental, drug and other  health benefits and thereafter, at the election of the Executive  and upon payment of all premiums associated therewith from time  to time, to continue to be entitled to the benefits of the  Corporation's medical, dental, drug and other health programs;

(iii)

not later than the thirtieth day following the date of  termination, the Corporation shall transfer to the Executive if  the Executive so elects the automobile, if any, placed at his  disposal, at the date of termination, at no cost to the  Executive, other than such income tax as he may be required to  pay;

(iv)

If the Executive is terminated for any reason whatsoever prior to  December 31, 2000, or if the Executive terminates his employment  for Good Reason in the event of a Change in Control prior to  December 31, 2000, the Corporation will purchase the Executive's  primary U.S. residence. The purchase price of the residence will  be determined using the average suggested listing price of three  (3) reputable and recognized local real estate brokers, as  mutually agreed to by the Corporation and the Executive;

(v)	all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement;
(vi)

or the purpose of the Corporation Head Office Registered Pension Plan and the Corporation Head Office Top Executives Supplementary Pension Plan a credit of two (2) years past service in addition to the period of past service to which the Executive is otherwise entitled;

(vii)

subject to his obligations pursuant to article 8 above, the Executive shall, at no cost, retain possession of and acquire title to the personal computer in his possession at the date of his cessation of employment;

(viii)

If the Executive's employment ceases for any reason whatsoever, except for Cause, and the Executive relocates to Canada within six (6) months from such cessation, the Corporation shall pay for all reasonable moving costs related to such relocation.

1.39  The Corporation shall, provided it is not prejudiced and on the recommendation of the Executive's financial advisors, vary the nature, manner and timing of payments to be made to the Executive pursuant to this Agreement in order to optimize the Executive's financial planning.

ARTICLE 18
PROPERTY OF THE CORPORATION

1.40  The Executive hereby agrees to return to the Corporation, immediately upon termination of this Agreement and without making copies or disclosing information relating thereto, any and all documents, reproductions thereof, equipment, including but not limited to, computers, printers and telecopier, and other property belonging to the Corporation.

ARTICLE 19
COOPERATION WITH EMPLOYER
AFTER TERMINATION OF THE AGREEMENT

1.41  The Executive hereby undertakes, after the termination of this Agreement (except in the case of termination for Cause or Good Reason) to cooperate with the Corporation in all matters related to the conclusion of ongoing work or projects and to facilitate an orderly transfer of responsibilities or functions and duties hereunder to such other employees as may be designated by the Corporation.

1.42  Notwithstanding any provision to the contrary in any unanimous shareholders' Agreement between the parties, the Executive hereby undertakes to resign as Director and Officer of the Corporation and subsidiaries or affiliated companies, upon termination of his employment for any reason whatsoever.

ARTICLE 20
CONFIDENTIALITY OF AGREEMENT

1.43  The Executive hereby agrees to keep strictly confidential all information concerning the present Agreement.

ARTICLE 21
GENERAL

1.44  Further Assurances. The parties hereby agree in their own name and on behalf of, as the case may be, their respective heirs, legatees, successors, testamentary executors and permitted assigns, to sign all documents and to take all necessary or desirable measures to fulfill the terms and intent of this Agreement.

1.45  Notice. Any offer, notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by registered mail, by delivery or sent by telecopier or similar telecommunications device and addressed to the other party at the address of such party first mentioned in this Agreement.

Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if by registered mail then on the date of delivery thereof, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such a delivery. Any address for service may be changed by written notice given as aforesaid.

1.46  Assignment. Except as otherwise expressly provided for herein, this Agreement, and the rights granted and the obligations incurred hereunder, are not assignable, whether in whole or in part, by the Executive without the prior written consent of the Corporation.

      IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date and at the place first hereinabove mentioned.

REPAP ENTERPRISES INC.

__________________________________ TERRY W. MCBRIDE	____________________________________ Per: STEPHEN C. LARSON President and CEO

SCHEDULE A

"Agreement" shall mean this Employment Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

"Cause" shall mean any of the following circumstances: (1) the Executive shall have been convicted of any act constituting a felony; (2) the Executive shall have habitually abused any substance (such as alcohol or narcotics, other than as prescribed by a physician); or (3) the Executive shall have engaged in acts of fraud, material dishonesty or gross negligence in connection with the business of the Company, or in any connection that negatively affects the reputation of the Company.

"Change in Control" shall mean the occurrence of any of the following events after the date hereof:

(a) the purchase of at least twenty-five percent (25%) of the outstanding common shares of the Corporation or of Repap New Brunswick Inc. by a buyer who is a forest products industry participant; or

(b) the purchase of at least thirty-three percent (33%) of the outstanding common shares of the Corporation or of Repap New Brunswick Inc. by a buyer other than a buyer who is described in sub-paragraph (a) of this definition; or

(c) the sale of substantially all of the assets of Repap New Brunswick Inc.

"Confidential Information" shall mean all information, howsoever received by the Executive from, through or relating to the Corporation, and in whatever form (whether oral, written, machine readable or otherwise), which pertains to the Corporation; provided, however, that the phrase "Confidential Information" shall not include information which:

(a) is in the public domain, without any fault or responsibility on the Executive's part;

(b) is properly within the legitimate possession of the Executive prior to its disclosure hereunder and without any obligation of confidence attaching thereto;

(c) after disclosure, is lawfully received by the Executive from another Person who is lawfully in possession of such Confidential Information and such other Person was not restricted from disclosing the said information to the Executive;

(d) is approved by the Corporation for disclosure prior to its actual disclosure.

"Good Reason" shall mean, without the Executive's express consent, written or otherwise, any of the following:

(a) assignment to the Executive of any duties inconsistent with, or a substantial alteration in the nature or status of his responsibilities from those in effect as of the date hereof; or

(b) reduction by the Corporation in the Executive's annual salary as in effect on the date hereof or as same may be increased from time to time; or

(c) taking of any action by the Corporation which reduces or would materially reduce or fails to renew any of the benefits enjoyed by the Executive under any of the Corporation's life insurance, medical, health and accident or disability plans (collectively the "Insurance Plan"), or the Corporation's pension, deferred compensation or savings plans (collectively the "Benefits Plan") in which the Executive was participating at the time or of any other benefits herein mentioned; or

(d) a requirement that the Executive perform his duties in a municipality other than the municipality in which the Executive resides at the date of this Agreement and other than the Region surrounding Stamford, Connecticut;

"Governmental Body" shall mean:

(a) any domestic or foreign national, federal, provincial, state, municipal or other government body;

(b) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies;

(c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies; or

(d) any domestic or foreign judicial, quasi-judicial, arbitration or administrative court, grand jury, commission, board or panel.

"Incapacity" shall mean any medical condition whatsoever, which leads to the Executive's absence from job function for a continuous period of six (6) months, without the Executive being able to resume functions on a full time basis at the expiration of such period and unsuccessful attempts to return to work for periods under fifteen (15) days shall not interrupt the calculation of the said six (6) month period.

"Person" shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, cooperative, partnership, trust, unincorporated association or Governmental Body; and pronouns when they refer to a Person shall have a similarly extended meaning.